Exhibit 99.1

News Release 2700 Lone Oak Parkway Eagan MN 55121-1534 nwa.com 612-726-2331

FOR IMMEDIATE RELEASE

AIRLINE FINANCE VETERAN SAYS LABOR COST SAVINGS AND
STRENGTHENED BALANCE SHEET ARE CRITICAL TO FUND
NORTHWEST’S FUTURE AIRCRAFT NEEDS

NEW YORK – (January 20, 2006) — John E. Luth, chairman, president and chief executive officer of Seabury Group LLC, which is a leading investment banking and advisory services firm in the aviation field, today testified that reducing Northwest’s debt by $4.2 to $4.4 billion, increasing liquidity by $1.25 billion and obtaining competitive labor costs are three of the most significant changes that Northwest Airlines (OTC: NWACQ.PK) must make to achieve the type of profitability that will be necessary for the carrier to finance its future aircraft needs and exit from Chapter 11.

Luth’s testimony was given at a hearing in U.S. Bankruptcy Court for the Southern District of New York today regarding Northwest’s motions, filed under Sections 1113(c) and 1114 of the Bankruptcy Code, asking for the court to impose permanent labor cost reductions if the airline is unable to reach consensual agreements with the Air Line Pilots Association (ALPA), Professional Flight Attendants Association (PFAA) and retirees.

The International Association of Machinists and Aerospace Workers (IAM), which represents Northwest’s ground employees, has agreed to present the company’s contract settlement proposal to its members for ratification.  As a result of this agreement, the bankruptcy court judge granted the joint request of IAM and Northwest to postpone IAM’s portion of the 1113(c) proceedings, which had also been scheduled to begin on Jan. 17, the date that the ALPA and PFAA proceedings began.

Luth has served in key executive or advisory positions involving the successful re-organizations of America West Airlines, Air Canada and US Airways, as well as Continental Airlines, where he served as chief financial officer.

Financial performance

Luth testified that Northwest’s losses, and the actions it was forced to take to cope with those losses during the last several years, have left it in a weak financial position.  “Northwest has lost $4 billion since 2001, and during its first four months of Chapter 11, lost $4 to $5 million per day,” Luth said.  “Despite raising $2.3 billion in net new, non-aircraft debt and selling $1.6 billion of assets since 2001, the airline’s liquidity has declined significantly in 2005, due to underlying operating losses.  Northwest’s liquidity, as a percentage of revenue, at approximately 10 percent, is now the lowest in the industry despite these extensive borrowings and asset sales.”

Access to capital

The entire airline industry will face challenges accessing capital on affordable terms, according to Luth.  “The airline industry has not, as yet, demonstrated an ability to produce sustained profitability since 9/11,” he said.  “Since 9/11, public financing markets for aircraft on commercially reasonable terms has been difficult, and long-term, competitively priced lease financing has disappeared.”

Future fleet needs

Given the recent increase in fuel costs, reducing Northwest’s average fleet age will be instrumental to its future success, Luth said.  “At an average age of 18 years, Northwest’s fleet is more than twice as old as the industry average of eight years and older than the fleets of all of its legacy and low-cost carrier competitors.  Northwest has approximately $3.7 billion of commitments to acquire modern aircraft, comprised of Airbus A330s and the Boeing 787.”

In addition to its near-term wide-body replacement needs, Northwest, which serves the highest share of markets sized for 70 to 100 seat passenger jets, has a major need for new-generation aircraft of this size.

Luth said that Northwest “probably will need to spend up to $10 to $11 billion during the next 10 years to close the gap relative to its competitors.  Adjusted for size, that is roughly three times the rate of capital expenditures planned by United Airlines during the same time period.”

A restructured balance sheet needed to finance aircraft

To ensure its ability to finance its fleet renewal, Luth explained that Northwest plans to target regaining its “BB” credit rating within the next five years.  Northwest’s three-part plan to achieve this rating will involve:

•                  Achieving unrestricted cash liquidity of not less than 18 to 20 percent of annual revenues at emergence from the Chapter 11 re-organization process.

•                  Reducing on-balance and off-balance sheet debt by $4.2 to $4.4 billion.

•                  Improving credit ratios by cutting costs and optimizing its network to achieve projected business plan profitability.

“Northwest will still be highly leveraged at emergence and will need to significantly reduce leverage and fully meet its profit forecasts in order to achieve a “BB” rating by the beginning of the next decade,” Luth said.

Exit financing

Luth said that Northwest’s business plan assumes, upon exit, restructuring of secured debt and raising new equity, resulting in $1.25 billion in net new liquidity.  If achieved, that amount of exit financing would rebuild Northwest’s projected liquidity at emergence from bankruptcy to approximately 18 percent of projected revenues, which Mr. Luth said would still place Northwest’s liquidity level below the industry average of 22 percent, and behind carriers such as Southwest Airlines at 40 percent and JetBlue at 32 percent.

“While we believe Northwest’s debtor-in-possession (DIP) and exit debt financing can be arranged, the success of such financing is highly dependent on achieving Northwest’s targeted savings,” Luth said.  “Significant existing obligations on current collateral will be a constraint on Northwest’s ability to increase the net liquidity amount raised through the debt markets.”

“Moreover, the level of Northwest’s projected profitability and cash flow, and the credibility of such projections, will significantly determine the availability of equity exit financing for Northwest,” Luth added.

Achieving competitive labor costs is essential to the success of Northwest’s business plan.  The combination of competitive labor costs and completion of the other aspects of Northwest’s restructuring will allow the airline to be a successful long-term competitor and provide the most secure future for the company.

Northwest Airlines is the world’s fifth largest airline with hubs at Detroit, Minneapolis/St. Paul, Memphis, Tokyo and Amsterdam, and approximately 1,200 daily departures. Northwest is a member of SkyTeam, an airline alliance that offers customers one of the world’s most extensive global networks. Northwest and its travel partners serve more than 900 cities in excess of 160 countries on six continents.

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For more information pertaining to Northwest, media inquiries can be directed to Northwest Media Relations at (612) 726-2331 or to Northwest’s Web site at www.nwa.com.